EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 30, 2007, relating to the consolidated financial statements, consolidated financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Integrated Device Technology, Inc., which appears in Integrated Device Technology, Inc.’s Annual Report on Form 10-K for the year ended April 1, 2007.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 13, 2008